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FORM 5
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/ / Check box if no                    U.S. SECURITIES AND EXCHANGE COMMISSION                  ------------------------------------
    longer subject to                          WASHINGTON, D.C. 20549                                       OMB APPROVAL
    Section 16. Form                                                                            ------------------------------------
    4 or Form 5                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            OMB Number:                3235-0362
    obligations may                                                                             Expires: December 31, 2001
    continue. See                 Filed pursuant to Section 16(a) of the Securities             Estimated average burden
    Instruction 1(b)                              Exchange Act of 1934,                         hours per response...............1.0
/ / Form 3 Holdings                       Section 17(a) of the Public Utility                   ------------------------------------
    Reported                      Holding Company Act of 1935 or Section 30(f) of
/ / Form 4                                   the Investment Company Act
    Transactions                                        of 1940
    Reported


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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    GOLDMAN, STEVEN                               F5 NETWORKS, INC (ffiv)                       Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------       Director         10% Owner
    (Last)          (First)        (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    501 ELLIOTT AVENUE WEST                       Number of Reporting        Month/Year           X Officer (give    Other (specify
-------------------------------------------       Person (Voluntary)       SEPTEMBER 30, 2000   ----        title ---       below)
                   (Street)                                               -------------------               below)
    SEATTLE, WA 98119                                                     5. If Amendment,          SENIOR VICE PRESIDENT OF SALES
-------------------------------------------                                  Date of Original       AND SERVICES
    (City)           (State)         (Zip)                                   (Month/Year)           -------------------------------
                                                                                             7. Ind
                                                                          ------------------    (Check applicable line)
                                                                                                  X   Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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COMMON STOCK                       05/31/00             59,250     A          $0.05      105,970              D
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*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM                                  (Over)
ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                           SEC 2270 (3-99)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion      Title    Number of
                                                                (A)     (D)    cisable Date               Shares
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NON-QUALIFIED STOCK                       05/31/00      M      14,250                            COMMON   14,250        $0.05
OPTION (RIGHT TO BUY)                                                                            STOCK
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NON-QUALIFIED STOCK                       05/31/00      M      45,000                            COMMON   45,000        $0.05
OPTION (RIGHT TO BUY)                                                                            STOCK
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9. Number of           10. Ownership               11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Year                 (Instr. 4)
   (Instr. 4)

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                           D

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   59,250                  D

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Steven Goldman             11-21-00
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------ --------
                                                                                             **Signature of Reporting Person   Date
Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form                                  Page 2
are not required to respond unless the form displays a currently valid OMB Number.                                   SEC 2270 (3-99)